DIRECTOR COMPENSATION POLICY

OF THE BOARD OF DIRECTORS OF MICROMET, INC.

This Director Compensation Policy (the “Policy”) was adopted by the Board of Directors (the “Board”) of Micromet, Inc. (the “Company”) effective as of June 23, 2011, and supersedes the Policy previously adopted by the Board.

1.	SCOPE

Non-employee members of the Board of the Company shall be eligible to receive cash compensation and equity awards as set forth in this Policy. Such compensation and awards shall be paid or be made, as applicable, automatically and without further action of the Board, unless such non-employee director declines to receive such compensation or awards by notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board.

2.	CASH COMPENSATION

2.1	Annual Board Retainer

Each non-employee director shall receive an annual retainer of $45,000 for service on the Board. The annual retainer shall be paid in quarterly installments within thirty (30) days after the end of each calendar quarter. In addition, the Chairman of the Board shall receive an additional annual retainer of $230,000 for service on the Board. The additional annual retainer of the Chairman of the Board shall be paid on a monthly basis in advance. The Chairman’s additional annual retainer will be reviewed at the end of 2011.

2.2	Annual Committee Retainer

Each non-employee director shall receive an annual retainer for service on a standing committee of the Board as set forth below. The committee retainers will be paid on a quarterly basis within thirty (30) days after the end of each calendar quarter.

Audit Committee:

Chair:              $20,000

Member:          $10,000

Compensation Committee:

Chair:             $15,000

Member:        $7,500

Nominating & Corporate Governance Committee:

Chair:             $10,000

Member:        $5,000

2.3	Expense Reimbursements

The Company shall reimburse non-employee directors for reasonable expenses incurred to attend meetings of the Board or its committees. Any travel expenses shall be reimbursed in accordance with the Company’s standard travel policy. The travel expenses will be reimbursed within thirty (30) days after receipt by the Company of an invoice together with originals or copies of receipts showing the payment of such expenses.

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2.4	Limitations for Members of Audit Committee

Members of the Audit Committee may not directly or indirectly receive any compensation from the Company other than their directors’ compensation in accordance with this Policy.

3.	Equity Compensation

3.1	Initial Awards

3.1.1	New Directors

On the effective date of his or her initial election or appointment to the Board, each non-employee director automatically shall be granted a non-qualified stock option to purchase 40,000 shares of Company common stock (the “Initial Director Award”).

3.1.2	New Chairman

On the effective date of his or her initial election or appointment as Chairman of the Board, the non-employee director automatically shall be granted a non-qualified stock option to purchase 80,000 shares of Company common stock (the “Initial Chair Award”, collectively with the Initial Director Award referred to as the “Initial Award”).

3.2	Annual Awards

On the date of each annual meeting of the Company’s stockholders, each non-employee director automatically shall be granted a non-qualified stock option to purchase 25,000 shares of Company common stock, and the Chairman of the Board automatically shall be granted an additional non-qualified stock option to purchase 25,000 shares of the Company’s common stock (each an “Annual Award”).

3.3	Terms of Stock Option Awards

3.3.1	General Terms

The stock options described in this Policy shall be granted under and shall be subject to the terms and provisions of the Company’s Amended and Restated 2003 Equity Incentive Award Plan (the “2003 Plan”), as amended from time to time, and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the same forms approved by the Board, setting forth the vesting schedule applicable to such awards and such other terms as may be required by the 2003 Plan.

3.3.2	Exercise Price

The exercise price of each option granted to a non-employee director shall be the closing price of a share of common stock of the Company on the date of grant (or if the stock market was closed on the date of grant, on the last trading day preceding the date of grant).

3.3.3	Vesting of Initial Awards

One third of the options granted as Initial Awards to non-employee directors shall become vested on the first anniversary of the date of grant, with the remainder vesting in equal installments over a period of two years thereafter, such that each stock option shall be 100% vested on the third anniversary of the date of grant, subject to a director’s continuing service on the Board through such dates. No portion of an option which is unexercisable at the time of a non-employee director’s termination of membership on the Board shall thereafter become exercisable.

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3.3.4	Vesting of Annual Awards

Options granted as Annual Awards shall become vested in equal monthly installments beginning one month from the date of grant over a period of one year from the date of grant, such that each stock option shall be 100% vested on the first anniversary of the date of grant, subject to a director’s continuing service on the Board through such date. No portion of an option which is unexercisable at the time of a non-employee director’s termination of membership on the Board shall thereafter become exercisable.

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